News
Merrill Lynch & Co., Inc.
World Headquarters
4 World Financial Center
New York, New York 10080

Release date: January 28, 2008

For information contact:
Media Relations:
Jessica Oppenehim (212) 449-2107
jessica_oppenheim@ml.com

Investor Relations:
Sara Furber (866) 607-1234
Investor_Relations@ml.com
AHMASS L. FAKAHANY TO RETIRE FROM MERRILL LYNCH
     NEW YORK, January 28, 2008 — Merrill Lynch & Co., Inc. (NYSE: MER) today announced that Ahmass L. Fakahany, 49, co-president and chief operating officer of Merrill Lynch, has informed the company of his decision to retire and will leave his current role, effective February 1.
     Mr. Fakahany joined Merrill Lynch in 1987 and has served in a variety of senior roles.
     “Upon my arrival, Ahmass informed me of his intention to transition out of Merrill Lynch in the first quarter and pursue other interests. He has been the consummate professional. He provided leadership during this challenging period and has transitioned the new team,” said John A. Thain, chairman and chief executive officer of Merrill Lynch. “With more than 20 years at Merrill Lynch, his contributions have been deep and broad, especially in leading our strategic growth and position outside the United States. On behalf of the management team and the board of directors, I thank him for his years of service.”
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Prior to his role as co-president and chief operating officer of Merrill Lynch, Mr. Fakahany was vice chairman and chief administrative officer from 2005 until he was appointed to his current role in May 2007. From 2002 to 2005, Mr. Fakahany served as executive vice president and chief financial officer. From October 2001 to November 2002, Mr. Fakahany served as chief operating officer of Global Markets and Investment Banking. Prior to this role, Mr. Fakahany held a number of senior positions outside of the United States, including chief administrative officer of Merrill Lynch’s Japan operations, chief financial officer for the Pacific Rim region, and finance director for Merrill Lynch’s Europe, Middle East and Africa operations.
     “I have fulfilled my commitments to John and the board. I leave knowing that the firm’s financial condition is significantly enhanced and the new team is in place and moving forward,” said Mr. Fakahany. “It has been a privilege and honor to be part of Merrill Lynch. I want to also express my deepest thanks to my colleagues throughout the company for their support and dedication. I wish them and the firm every success in the future.”
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 40 countries and territories and total client assets of almost $2 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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